EXHIBIT 11

                            SBI COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           FOR THE THREE MONTHS ENDED
                             MARCH 31, 1997 AND 1998



                                            Three Months     Three Months
                                              Ended            Ended
                                          March 31, 1997    March 31, 1998
                                            --------------   --------------
Shares outstanding:                           5,345,439        5,570,439
Weighted average shares outstanding           5,345,439        5,570,439
Net loss                                   $   (150,072)    $   (169,407)
Preferred Dividend                                   --               --
                                           --------------   --------------
Total                                          (150,072)        (169,407)
Net loss per share                         $      (0.03)   $       (0.03)






























                                    Page 13